Exhibit 99.1

News Release

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo
(650) 294-7778

FOR IMMEDIATE RELEASE

March 31, 2005

BAY VIEW CAPITAL DELAYS FORM 10-K FILING

San Mateo, California – Bay View Capital Corporation (“BVCC”) announced today that the filing of its 2004 Form 10-K Annual Report will be delayed beyond the March 31, 2005 extended due date in order to provide BVCC and its Board of Directors additional time to complete their assessment of BVCC’s internal control over financial reporting.

     BVCC’s recently engaged independent auditors have preliminarily advised BVCC that BVCC has material weaknesses in its internal control over financial reporting relating to:

•	The accounting for derivatives (interest rate cap contracts) maintained by an affiliated special purpose owners trust entity in connection with the $350 million revolving receivables warehouse credit facility of its wholly owned subsidiary, Bay View Acceptance Corporation (“BVAC”);

•	A continuing weakness as first reported in a Form 8-K Report dated July 26, 2004 relating to insufficient qualified accounting personnel to identify and resolve complex accounting issues on a timely basis and a lack of appropriate resources resulting in insufficient supervision and review of the financial reporting process; and

•	BVAC’s inability to obtain a SAS 70 Type II report to evidence effectiveness of controls at two of its third-party service organizations. The service organizations’ processes are an integral part of the company’s auto installment loan process which is considered part of BVCC’s internal control over financial reporting, specifically as to the existence and valuation of auto installment contracts, interest and fee income. This control deficiency did not result in a misstatement to BVCC’s historical consolidated financial statements; however, it could result in a misstatement of auto installment contracts, interest and fee income that would result in a material misstatement to annual or interim financial statements that might not be prevented or detected in a timely manner.

     Based upon the information assessed to date, BVCC intends to restate its consolidated financial statements for the first, second and third quarters of 2004 that were previously reported in its Quarterly Reports on Form 10-Q and its consolidated financial statements for the fourth quarter of 2004 that were previously furnished in a Current Report on Form 8-K dated January 28, 2005. BVCC currently believes that the maximum aggregate effect of the restatements on BVCC’s previously reported stockholders’ equity at December 31, 2004 of $104.2 million, or book value of $15.80 per share, will be $430 thousand, or $0.06 per share, on an after-tax basis resulting in restated stockholders’ equity of $103.8 million, or book value of $15.74 per share.

     The following table summarizes the changes in loss before income tax benefit, net loss, basic and diluted loss per share and total assets from amounts previously reported in BVCC’s Quarterly Reports on Form 10-Q and its Current Report on Form 8-K dated January 28, 2005:

	Loss before			Diluted Loss per
	Taxes	Net Loss	Basic Loss per Share	Share	Total Assets
	(Dollars in thousands, except per share amounts)
First Quarter 2004
As previously reported	$(1,388)	$(843)	$(0.13)	$(0.13)	$368,787
Adjustment	(95)	(58)	(0.01)	(0.01)	(58)

As restated	$(1,483)	$(901)	$(0.14)	$(0.14)	$368,729

Second Quarter 2004
As previously reported	$(199)	$(121)	$(0.02)	$(0.02)	$387,875
Adjustment (1)	(92)	(56)	(0.01)	(0.01)	(114)

As restated	$(291)	$(177)	$(0.03)	$(0.03)	$387,761

Third Quarter 2004
As previously reported	$(2,338)	$(1,421)	$(0.22)	$(0.22)	$390,724
Adjustment (1)	(324)	(197)	(0.03)	(0.03)	(311)

As restated	$(2,662)	$(1,618)	$(0.25)	$(0.25)	$390,413

Fourth Quarter 2004
As previously reported	$(1,805)	$(1,097)	$(0.17)	$(0.17)	$423,758
Adjustment (1)	(197)	(119)	(0.01)	(0.01)	(430)

As restated	$(2,002)	$(1,216)	$(0.18)	$(0.18)	$423,328

(1) Represents year-to-date adjustment to total assets.

     At a meeting held on March 30, 2005, the Audit Committee of BVCC’s Board of Directors determined to take the following actions:

•	Commence an immediate and on-going review of BVAC loan arrangements that involve derivative instruments;

•	Conduct a quarterly review of all accounting policies that are relevant to proposed new or modified BVCC activities;

•	Retain qualified advisors to provide guidance as it relates to complex accounting principles and commensurately evaluate the appropriate staff size and complement in the accounting and financial reporting areas;

•	Continue to work with both service providers to obtain SAS 70 Type II reports;

•	Continue to perform periodic substantive testing to verify the accuracy of auto installment contract principal balances, interest and fee income; and

•	Complete management’s assessment of internal control over financial reporting.

     BVCC anticipates making further public disclosure on these matters in its 2004 Form 10-K Report or otherwise if appropriate.

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, visit www.bayviewcapital.com.

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